Exhibit 1

Media Release

27 November 2009

Westpac statement on Dubai World

In response to the announcement by Dubai World that it is seeking a six-month moratorium on its debt repayments, Westpac Banking Corporation today confirmed that it does have a financial exposure to Dubai World.  No material loss is expected.

Ends.

For Further Information

David Lording	Jane Counsel
Westpac Media Relations	Westpac Media Relations
Ph: 02 8253 3510	Ph: 02 8253 3443
Ph: 0419 683 411	Ph: 0416 275 273

Westpac Banking Corporation

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